EXHIBIT 107

Calculation of Filing Fee Tables

S-1/A

(Form Type)

Southern Cross Acquisition II Corp.

(Exact Name of Registrant as Specified in its Charter)

333-297331

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (4)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one ordinary share, $0.0001 par value, one redeemable warrant, and one right to acquire one-fourth of one ordinary share(2)	Rule 457(a)	8,625,000	$10.00	$86,250,000.00	$0.00013810	$11,911.13
	Equity	Ordinary shares included as part of the units(3)	Rule 457(g)	8,625,000	—	—	—	—
	Other	Redeemable warrants included as part of the units(3)	Rule 457(g)	8,625,000	—	—	—	—
	Other	Rights included as part of the units	Rule 457(g)	8,625,000	—	—	—	—
Fees to be Paid	Equity	Ordinary Shares underlying rights included as part of units	Rule 457(a)	2,156,250	10.00	21,562,500	0.00013810	2,977.78
Fees to be Paid	Equity	Representative's ordinary shares	Rule 457(a)	172,500	10.00	1,725,000	0.00013810	238.22

	Total Offering Amounts					$109,537,500		$15,127.13
	Total Fees Previously Paid							15,127.13
	Total Fee Offsets							0.00
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)

Representing 8,625,000 units including 7,500,000 units to be issued in the offering and up to 1,125,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one ordinary share, one redeemable warrant and one right to acquire one-fourth of one ordinary share.

(3)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)

An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(g) under the Securities Act, no additional filing fee is required.